Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Teledyne Technologies Incorporated 1999 Incentive Plan of our reports dated February 18, 2005, with respect to the consolidated financial statements and schedule of Teledyne Technologies Incorporated, Teledyne Technologies Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Teledyne Technologies Incorporated included in its Annual Report (Form 10-K) for the year ended January 2, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
August 4, 2005